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                       Securities and Exchange Commission
                             Washington, D.C. 20549


                                     FORM 15


 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                Commission File Number 000-17785
                                                                       ---------


                         Aircraft Income Partners, L.P.
                         ------------------------------
             (Exact name of registrant as specified in its charter)



     7 Bulfinch Place, Suite 500, Boston, Massachusetts 02114 (617) 570-4600
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



                      Units of Limited Partnership Interest
                      -------------------------------------
            (Title of each class of securities covered by this Form)


                                      None
                      -------------------------------------
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


         Rule 12g-4(a)(1)(i)        [x]     Rule 12h-3(b)(1)(ii)       [ ]
         Rule 12g-4(a)(1)(ii)       [ ]     Rule 12-h-3(b)(2)(i)       [ ]
         Rule 12g-4(a)(2)(i)        [ ]     Rule 12h-3(b)(2)(ii)       [ ]
         Rule 12g-4(a)(2)(ii)       [ ]     Rule 15d-6                 [ ]
         Rule 12h-3(b)(1)(i)        [ ]

         Approximate number of holders of record as of the certification or notice date: None



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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Aircraft Income Partners, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: November 14, 2002          By: Integrated Aircraft Fund Management Corp.
                                     Managing General Partner

                                     By: /s/  Michael L. Ashner
                                         ----------------------
                                         Michael L. Ashner
                                         Chief Executive Officer


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulation under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

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